ALR Technologies Announces Completion of Pivotal Non-Inferiority Study on the GluCurve Pet CGM

SINGAPORE, March 15, 2022 (GLOBE NEWSWIRE) -- ALR Technologies Inc. (“ALRT” or the “Company”) (OTCQB: ALRT), the diabetes management company, today announced successful results from the conclusion of the non-inferiority study conducted on the GluCurve Pet CGM which was previously announced on February 10, 2022, and February 28, 2022. GluCurve is the first of its kind Continuous Glucose Monitor (CGM) specifically for diabetic cats and dogs.

Notable findings from the study:

- Utilizing a chemistry analyzer as the baseline, the GluCurve Pet CGM was more accurate than the leading Blood Glucose Meter (BGM) for animals 47.8% of the time.
- 100% of the GluCurve Pet CGM readings paired to the chemistry analyzer reference values were within ±20%, compared to 86.9% from the animal BGM
- The GluCurve Pet CGM’s average deviation from the baseline was 9.7% compared to 8.2% from the animal BGM.
- No clinically significant differences were found when comparing the GluCurve Pet CGM to the chemistry analyzer or leading animal BGM.
- GluCurve displayed otherwise unavailable data on insulin injection times, eating habits, activity, and stress seen through changes in glucose on a day-to-day basis.

Dr. Imperato, lead veterinarian in the study commented, “The GluCurve Pet CGM plugs a long-standing gap in managing veterinary diabetic patients; not only will veterinarians finally receive effortlessly accurate data, the patients will live longer too.”

“The non-inferiority study further demonstrates the significant need for GluCurve in veterinary medicine. The in-home data collected is invaluable to veterinarians and by analyzing and organizing it into effective patient management it greatly reduces the effort and time needed by clinicians to treat diabetic pets.” Said Sidney Chan, Chairman and CEO of ALR Technologies. “Now that we have the successful results of the non-inferiority study, a MOU for manufacturing with a definitive agreement in the works and have conducted preliminary discussions with the leading animal health pharmaceutical companies, we are well positioned to start realizing the full potential of ALRT. We will now focus our attention on completing a partnership agreement to commercially launch GluCurve Pet CGM in a meaningful way in Q3 2022.”

About ALR Technologies

ALR Technologies is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize

diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division has identified an unmet need in diabetes care and has developed GluCurve; a solution to assist Veterinarian Doctors to determine the efficacy of insulin and to help to identify the appropriate dose and frequency of administration of insulin for companion animals. Thus, delivering the same optimization of diabetic drug therapies to pets as to humans.

On June 1, 2021, ALR Technologies Inc. announced its intention to migrate to Singapore. More information about ALR Technologies Inc. can be found at www.alrt.com. Information regarding ALR Technologies SG Pte. Ltd. can be found at https://sg.alrt.com.

Contact

Ken Robulak (US)
Phone: +1 (727) 736-3838

Anthony Ngai (Singapore)
Phone: +65 3129 2924

Email: ir@alrt.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain “forward-looking statements” as defined under applicable securities legislation. All information and statements contained herein that are not clearly historical in nature constitute forward-looking information, and the words “anticipate”, “estimate”, “believe”, “continue”, “could”, “expect”, “intend”, “plan”, "postulates", "predict", “will”, “may” or similar expressions suggesting future conditions or events or the negative of these terms are generally intended to identify forward-looking information. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Specifically, that the Company will enter into partnership to launch GluCurve Pet CGM, that GluCurve Pet CGM will launch in Q3 2022 or thereafter. The forward-looking statements included in this news release are made as of the date hereof. ALR Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.